Exhibit 99.1

Dorman announces planned retirement of Chief Financial Officer David M. Hession

COLMAR, Pa., June 5, 2025 (GLOBE NEWSWIRE) – Dorman Products, Inc. (“Dorman” or the “Company”) (NASDAQ:DORM) announced today that David M. Hession, Senior Vice President and Chief Financial Officer, has informed Dorman of his plans to retire later this year. The Company has initiated a comprehensive search process with the assistance of a leading executive search firm to identify Mr. Hession’s successor. Mr. Hession will remain in his position until a successor is in place and will serve in an advisory role thereafter to ensure a smooth transition.

Kevin Olsen, Dorman’s President and Chief Executive Officer, said, “David has been integral in helping drive Dorman’s strong financial performance over the last six years. On behalf of the Board of Directors and the management team, we would like to express our gratitude and wish him the very best in his upcoming retirement.”

Mr. Hession joined Dorman as Chief Financial Officer in February 2019. During his tenure, he helped expand the business through strategic acquisitions, build a talented finance organization, and strengthen Dorman’s profitability, balance sheet, and liquidity position.

Mr. Hession added, “It’s been an honor to lead Dorman’s finance organization and work alongside Kevin and Dorman’s management team. I am proud of what we have accomplished together and am confident that Dorman is well-positioned for continued success. I look forward to supporting the Company through the transition.”

Contact

Alex Whitelam, Vice President, Investor Relations, awhitelam@dormanproducts.com

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

About Dorman

Dorman gives professionals, enthusiasts, and owners greater freedom to fix motor vehicles. For over 100 years, we have been driving new solutions, releasing tens of thousands of aftermarket replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a pioneering global organization offering an always-evolving catalog of products covering cars, trucks, and specialty vehicles, from chassis to body, from underhood to undercarriage, and from hardware to complex electronics.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “probably,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “views,” “estimates,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements are based on current expectations that involve known and unknown risks, uncertainties, and other factors (many of which are outside of our control) that may cause actual events to be materially different from those expressed or implied by such forward-looking statements. For additional information concerning factors that could cause actual results to differ materially from the information contained in this press release, please see Dorman’s prior press releases and filings with the U.S. Securities and Exchange Commission (“SEC”), including Dorman’s most recent annual report on Form 10-K and its subsequent SEC filings. Dorman is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.